Exhibit 99.1

NRG Energy, Inc. Announces Proposed Offering of Senior Notes

PRINCETON, N.J.—May 7, 2019—NRG Energy, Inc. (NYSE:NRG) intends to commence an offering of $733.0 million in aggregate principal amount of senior notes due 2029 (the “New Notes”). The New Notes will be senior unsecured obligations of NRG and will be guaranteed by certain of its subsidiaries.

NRG intends to use the net proceeds from the offering, together with cash on hand, to repurchase any and all of the approximately $733.6 million outstanding aggregate principal amount of its 6.25% senior notes due 2024 (the “2024 Notes”) and to pay fees and expenses related to the offering of the New Notes and incurred in connection with the repurchase of the 2024 Notes.

The New Notes and related guarantees are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell any security, including the New Notes, nor a solicitation for an offer to purchase any security, including the New Notes or the 2024 Notes.

About NRG

At NRG, we’re redefining power by putting customers at the center of everything we do. We create value by generating electricity and serving nearly 3 million residential and commercial customers through our portfolio of retail electricity brands. A Fortune 500 company, NRG delivers customer-focused solutions for managing electricity, while enhancing energy choice and working towards a sustainable energy future.

Forward-Looking Statements

This communication contains forward-looking statements that may state NRG’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,”

“plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally and whether NRG will offer the New Notes or consummate the offering, the anticipated terms of the New Notes and the anticipated use of proceeds.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the SEC at www.sec.gov.

Contacts:

Media:

Candice Adams

609.524.5428

Investors:

Kevin L. Cole, CFA

609.524.4526